Company Contact:
Stephen A. Heit,
Chief Financial Officer
800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES ENTERING INTO A $5,500,000 CREDIT FACILITY

Ridgefield Park, NJ, December 10, 2015: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today that it entered into a new credit facility with SCM Specialty Finance Opportunities Fund, L.P., an affiliate of CNH Finance, L.P., on December 4, 2015 to pay off the Company's existing debt with Capital Preservation Solutions, LLC and for general working capital purposes.

The Credit Agreement provides for a revolving loan up to a maximum of $5,500,000 (the “Revolving Loan”). Outstanding amounts borrowed bear interest at the 30 day LIBOR rate plus 6% per annum (currently in the aggregate, 6.21% per annum), payable monthly in arrears.

The commitment under the Credit Agreement expires three years after the December 4, 2015 closing date. The Revolving Loan and all other amounts due and owing under the Credit Agreement and related documents are secured by a first priority perfected security interest in, and lien on, substantially all of the assets of the Company.

Amounts available for borrowing under the Revolving Loan equal the lesser of the Borrowing Base (as defined below), and $5,500,000, in each case, as the same is reduced by the aggregate principal amount outstanding under the Line of Credit. “Borrowing Base” under the Loan Agreement means, generally, the amount equal to (i) 85% of the Company’s eligible accounts receivable, plus (ii) 65% of the value of eligible inventory, less (iii) certain reserves.

Lance Funston, the Company's Chairman of the Board commented, "In my judgment, the SCM credit facility validates our continued efforts to build a solid base for future growth."

About CCA Industries, Inc.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care, “ “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in this news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding expectations with respect to future operating results, anticipated future cost savings, anticipated timing and cost of implementation of the operational changes described in this new release and the manner in which the operational changes described in this news release, and the timing of their implementation, may affect future operating results, are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s risk factors listed under the "Risk Factors" section of the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved, and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act and otherwise under applicable law.